July 12, 2007

Addressees Listed on Exhibit A

Re:	Newcastle Mortgage Securities Trust 2007-1
Asset-Backed Notes, Series 2007-1

Ladies and Gentlemen:

I am the Vice President of Bear Stearns Asset Backed Securities I LLC, a Delaware limited liability company (the “Company”), and, in such capacity, I am familiar with the affairs of the Company.

I am providing this opinion in connection with the execution and delivery by the Company of (i) the Sale and Servicing Agreement (the “Sale and Servicing Agreement), dated as of July 12, 2007, among the Company, Nationstar Mortgage LLC, as servicer, Newcastle Mortgage Securities Trust 2007-1, as issuing entity (the “Issuing Entity”), Wells Fargo Bank, N.A., as master servicer (the “Master Servicer”), as the securities administrator (the “Securities Administrator”) and as custodian (the “Custodian”), and The Bank of New York, as indenture trustee (the “Indenture Trustee”), (ii) the Amended and Restated Trust Agreement (the “Trust Agreement”), dated as of July 12, 2007, among the Company, the Wilmington Trust Company, as owner trustee, and the Securities Administrator and (iii) the Assignment and Recognition Agreement, dated as of July 12, 2007, among the Company, as assignee, NIC WL II LLC, as assignor, Fremont Investment & Loan, as originator, and Nationstar Mortgage LLC. Reference is made to the issuance of Newcastle Mortgage Securities Trust 2007-1, Asset-Backed Notes, Series 2007-1 (the “Notes”), pursuant to the Indenture, dated as of July 12, 2007 (the “Indenture”), among the Indenture Trustee, the Securities Administrator and the Issuing Entity.

The Notes consist of seventeen classes designated as the Class 1-A-1, Class 2-A-1, Class 2-A-2, Class 2-A-3, Class 2-A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7-A, Class M-7-B, Class M-8-A, Class M-8-B, Class M-9 and Class M-10 Notes (collectively, the “Offered Notes”). The Class 1-A-1, Class 2-A-1, Class 2-A-2, Class 2-A-3, Class 2-A-4, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7-A and Class M-8-A Notes are referred to herein as the “Underwritten Notes.” The Offered Notes are offered pursuant to the free writing prospectus, dated June 28, the prospectus dated June 26, 2007 and the prospectus supplement related thereto. Capitalized terms used in herein but not defined herein shall have the meanings given to such terms in the Agreements.

The trust fund consists primarily of a pool of first and second lien, fixed and adjustable rate, one- to four-family residential mortgage loans held by the Custodian pursuant to the Sale and Servicing Agreement.

The Company will sell the Underwritten Notes to Bear Stearns & Co. Inc. (“Bear”) pursuant to an Underwriting Agreement dated as of June 28, 2007 and the related Terms Agreement, dated as of June 28, 2007, between the Company and Bear (the “Underwriting Agreement”).

The Assignment Agreement, the Sale and Servicing Agreement, the Trust Agreement and the Underwriting Agreement are collectively referred to herein as the “Agreements.” Capitalized terms not defined herein have the meanings assigned to them in Appendix A to the Indenture. This opinion letter is rendered pursuant to Section 6 of the Underwriting Agreement.

I have examined copies of the Agreements, the Certificate of Formation of the Company and the Second Amended and Restated Limited Liability Company Agreement of the Company. I also have examined such agreements, certificates of officers and representatives of the Company and others, and other documents, papers, statutes and authorities as I have deemed necessary to form the basis of the opinions hereinafter expressed. In such examinations, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of copies of documents supplied to me. As to certain matters of fact relevant to the opinions hereinafter expressed, I have relied solely upon statements and certificates of the officers of the Company and others. I have also assumed (other than with respect to the Company) that the Agreements and all documents and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties had the power and legal right to execute and deliver the Agreements and all such documents and instruments, and that such Agreements, documents and instruments are valid, binding and enforceable obligations of such parties.

I am admitted to the Bar of the State of New York, and I express no opinion as to any laws other than the State of New York and the General Corporation Law of the State of Delaware and, to the extent set forth below, the laws of the United States. This opinion is being given as of July 12, 2007 and I express no opinion as to events or conditions subsequent to such date.

Based on the foregoing, I am of the opinion that:

1.     The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full company power and authority to own its assets and conduct its business, to execute, deliver and perform the Agreements and all the transactions contemplated thereby, and the Company has taken all necessary action to authorize the execution, delivery and performance of the Agreements by it, and the Agreements have been duly authorized, executed and delivered by it.

2.            The execution and delivery of the Agreements by the Company and the performance of its obligations under the Agreements will not conflict with any provision of any law or regulation to which the Company is subject or, or to my knowledge, any agreement or instrument to which the Company is a party or by which it is bound, or any order or decree applicable to the Company or, result in the creation or imposition of any lien on any of the Company's assets or properties, in each case which would materially and adversely affect the ability of the Company to carry out the transactions contemplated by the Agreements or, conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any of the Company's organizational documents.

3.            To my knowledge, there is no action, suit, proceeding or investigation pending to which the Company is a party in any court or by or before any other government agency or instrumentality (a) asserting the invalidity of the Agreements or (b) which would materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, the Agreements.

4.            To my knowledge, the Company is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Company or its properties or might have consequences that would materially and adversely affect its performance under the Agreements.

5.            To my knowledge, no consent, approval, authorization or order of any federal court or governmental agency or body is required for the consummation of the transactions contemplated by the Agreements, other than those which have been obtained by the Company.

This opinion is furnished solely for the benefit of the Addressees listed on Exhibit A in connection with the transaction referred to herein. This letter may not be relied upon, used, quoted, circulated or otherwise referred to by any other person or for any other purpose without my prior written approval; provided, however, that Orrick, Herrington & Sutcliffe LLP may rely on this opinion in connection with the rendering of their opinion in connection with the Agreements.

I understand that you will file this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement. I hereby consent to the filing of this opinion with the Securities and Exchange Commission.

Very truly yours,

Joseph T. Jurkowski, Jr.
Vice President

EXHIBIT A

Bear Stearns Asset Backed Securities I LLC 383 Madison Avenue New York, New York 10179	Bear, Stearns & Co. Inc. 383 Madison Avenue New York, New York 10179

The Bank of New York 101 Barclay Street, Floor 4W New York, New York 10286